Exhibit 99.1

News Release

Weatherford Reports Third Quarter 2014 Results
Revenues, excluding divestitures, grew 8% sequentially
EPS of $0.32 (non-GAAP) improved 33% sequentially
Incremental operating income of 48% on sequential revenue growth
Reduction in Net Debt of $717 million

BAAR, SWITZERLAND, October 22, 2014 - Weatherford International plc (NYSE: WFT) reported net income before charges of $248 million ($0.32 diluted earnings per share on a non-GAAP basis) on revenues of $3.88 billion for the third quarter of 2014.

Third Quarter 2014 Highlights

•	Completed the sale of the Russian and Venezuelan land rig operations;

•	Completed the sale of the Pipeline and Specialty Services business;

•	Reduced net debt by $717 million using proceeds from the successful divestiture of non-core businesses;

•	Improved operating income margins by 145 basis points sequentially to 15.4% led by a 183 basis point gain in the international operations; North America improved by 92 basis points;

•	Increased North America revenues by 9% sequentially and 14% year-over-year; and

•	Completed the planned cost reductions in our core businesses.

Third Quarter 2014 Results

Revenue for the third quarter of 2014 improved 4% sequentially and was $3.88 billion compared with $3.71 billion in the second quarter of 2014 and $3.82 billion in the third quarter of 2013. Excluding the impact of our divested businesses, third quarter revenues improved 8% sequentially. GAAP Net Income for the third quarter of 2014 was $77 million, or $0.10 per diluted share.

After-tax charges of $171 million for the third quarter included:

•
$81 million, net of tax, consisting of severance, restructuring and exit costs related to the workforce reduction and closure of businesses in North Africa, principally Libya, that were negatively impacted by recent disruptions;

•
$78 million, net of tax, consisting of severance, restructuring and exit costs related to the workforce reduction and the closure of underperforming operations in specific markets other than North Africa;

•	$21 million of other costs, net of tax, primarily consisting of professional fees and other costs associated with the divestiture program;

•	$4 million, net of tax, associated with the legacy lump sum contracts in Iraq; and

•	Offset by a $13 million gain, net of tax, associated with the sale of non-core businesses.

Net income on a non-GAAP basis for the third quarter of 2014 was $248 million compared to $186 million in the second quarter of 2014 and $177 million in the third quarter of 2013.

Weatherford’s operating income margins continued to improve for the third consecutive quarter, with strong incrementals of 48%, driven mainly by increases in the core business margins. The sequential operating income improvements were driven by:

•
Europe/Sub-Sahara Africa/Russia, where a nearly 500 basis point improvement in operating income margins was attributable to continued growth and new contracts in Sub-Sahara Africa and higher revenues and operating income from core businesses in Russia;

•	Latin America, driven by higher unconventional activity in Argentina, increases in Brazil on the start-up of new Well Construction contracts and increases in overall activity in Venezuela; and

•
North America, where margin improvements were attributable to higher activity levels in Canada with the seasonal recovery following the spring breakup and stronger Formation Evaluation, Completion and Artificial Lift margins in the U.S.

These improvements were partially offset by Middle East/North Africa/Asia Pacific, where disruptions in Northern Iraq and North Africa weighed slightly on operating income margins during the third quarter despite an improvement in overall operating income from higher revenues.

Regional Highlights

•	Europe/Sub-Sahara Africa/Russia

Third quarter revenues of $644 million were down $106 million, or 14% sequentially, and down $47 million, or 7%, over the same quarter in the prior year. Third quarter operating income of $140 million (21.8% margin) increased $14 million, or 11%, sequentially and was up 36% when compared to the same quarter in the prior year. The decrease in sequential revenues is due to the sale of the land drilling and workover rig operations in Russia during the early part of the third quarter. Adjusting for the divested businesses, revenue was down 1% sequentially. The improvement in operating income was led by sequential revenue and operating income growth for Well Construction and geographically by the remaining core business operations in Russia.

•	Latin America

Third quarter revenues of $611 million were up $63 million, or 11% sequentially, and down $102 million, or 14%, compared to the same quarter in the prior year. Third quarter operating income of $90 million (14.7% margin) was up $22 million, or 32% sequentially, and down $25 million, or 22%, compared to the same quarter in the prior year. The sequential improvements in revenue and operating income were driven by additional activity in Brazil due to the commencement of new Well Construction contracts, higher unconventional activity in Argentina and increases in overall activity in Venezuela, while Mexico had sequential declines in the quarter.

•	North America

Third quarter revenues of $1.81 billion were up $155 million, or 9% sequentially, and up $217 million, or 14%, over the same quarter in the prior year. Third quarter operating income of $292 million (16.1% margin) increased 16% sequentially and 36% from the same quarter in the prior year. The sequential revenue and operating income growth was primarily led by Canada, across all product lines. Both the revenue and operating margin improvements in North America were led by our Formation Evaluation, Artificial Lift, Well Construction and Completion product lines.

•	Middle East/North Africa/Asia Pacific

Third quarter revenues of $808 million were up $54 million, or 7% sequentially, and down $11 million, or 1%, over the same quarter in the prior year. Third quarter operating income of $76 million (9.4% margin) grew 4% sequentially and increased 10% from the same quarter in the prior year. All core product lines contributed to the sequential growth in revenue and operating income, with Completion and Formation Evaluation posting the strongest results. Geographically, the Gulf Countries and Malaysia led the growth in revenue. These improvements were adversely impacted by the geopolitical disruptions in Northern Iraq and North Africa, principally Libya.

Net Debt

Net debt decreased by $717 million sequentially, primarily from the cash proceeds related to the divestiture of non-core businesses. Capital expenditures of $349 million (net of lost-in-hole) in the third quarter were up sequentially by 1% reflecting investments for new contract awards, primarily in Well Construction and Formation Evaluation, and were up 6% versus the prior year quarter.

Outlook

The Company expects the fourth quarter of 2014 to show higher revenue and operating income in North America, with the U.S. benefiting from continuing growth across all core product lines and also by an improvement in stimulation margins with higher activity levels driven by increased well service intensity as well as a lower operating cost structure. Latin America is expected to show improvement in both revenue and profitability in the fourth quarter given higher core business activity in Argentina and Brazil. The outlook for the Eastern Hemisphere remains positive with increased activity from contract wins in the North Sea, Sub-Sahara Africa and the Middle East, partly offset by the typical seasonal slow down in Russia and some parts of the Asia Pacific region. Cost reductions will continue to help margin improvements, benefiting all regions. Overall margins will improve with a higher level of growth in the core businesses, which should approach 20% by year-end.

The tax rate for the fourth quarter will be in the mid-twenties and will be dependent on the geographic mix of earnings. Weatherford fully expects to generate higher levels of free cash flow in the fourth quarter resulting in positive free cash flow for the year. The Company expects to reduce net debt to be in the range of $7.0 billion to $7.5 billion by year-end.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “Weatherford’s direction remains steadfast. We are executing on our financial and operating objectives of returns driven growth of our core and the de-risking of the enterprise.”

Weatherford’s core operating income margin was 17.9% for the quarter. This compares with 16.5% for the prior quarter. Sequentially, our core businesses grew revenue by 8%. All core product lines delivered sequential increases in revenue with incremental operating income of 35%. Strong growth is expected in our core businesses during the remainder of the year and throughout 2015. We continue to project our core operating margins to exit near 20% in the fourth quarter.

During the third quarter, we completed our planned headcount reductions and the closures of underperforming operating locations. We have achieved the $500 million annualized pre-tax cost savings goal we set for ourselves early this year. These cost savings will continue to support our results throughout 2015. From our fundamentally strong industrial core, we plan to extract further efficiencies by focusing our future cost reduction objectives in the area of procurement and variable costs. Our determination to run an efficient organization will help underpin our operating income margin improvements throughout 2015.

During the quarter, we completed the sale of our Russian and Venezuelan land rig operations as well as the Pipeline and Specialty Services business. As planned, all proceeds were used to reduce debt. Our continued drive to divest non-core assets and reduce net debt will be unabated throughout 2015.

In 2015, Weatherford will remain committed to the fundamental direction of core, cost and cash. The Company will focus on execution and quality. In addition, Weatherford will remain highly committed to technology. The joint effect of continuing to divest non-core businesses, further optimizing the cost structure, increasing free cash flow, and an unencumbered focus on core businesses, should result in improved profitability and lower debt levels.

Non-GAAP Financial Measures

Unless explicitly stated to the contrary, all financial measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company’s product and service portfolio spans the lifecycle of the well, and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. Weatherford is Irish-based, operates in over 100 countries, and currently employees approximately 56,000 people worldwide. For more information, visit www.weatherford.com.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on October 23, 2014, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Net Revenues:
North America	$1,814	$1,597	$5,083	$4,818
Middle East/North Africa/Asia	808	819	2,343	2,523
Europe/SSA/Russia	644	691	2,058	2,005
Latin America	611	713	1,700	2,179
Total Net Revenues	3,877	3,820	11,184	11,525

Operating Income (Expense):
North America	292	215	745	606
Middle East/North Africa/Asia	76	69	203	180
Europe/SSA/Russia	140	103	320	251
Latin America	90	115	251	303
Research and Development	(72)	(65)	(216)	(203)
Corporate Expenses	(45)	(45)	(137)	(142)
Long-Lived Asset and Goodwill Impairment	4	—	(264)	—
Restructuring and Exited Business Charges	(175)	—	(345)	—
U.S. Government Investigation Loss	—	—	—	(153)
Gain on Sale of Businesses	38	—	38	8
Other Items	(30)	(153)	(122)	(277)
Total Operating Income	318	239	473	573

Other (Expense):
Interest Expense, Net	(122)	(129)	(376)	(388)
Devaluation of Venezuelan Bolivar	—	—	—	(100)
Other, Net	(9)	(30)	(37)	(61)

Net Income Before Income Taxes	187	80	60	24

Provision for Income Taxes	(98)	(49)	(136)	(74)

Net Income (Loss)	89	31	(76)	(50)
Net Income Attributable to Noncontrolling Interests	(12)	(9)	(33)	(24)
Net Income (Loss) Attributable to Weatherford	$77	$22	$(109)	$(74)

Income (Loss) Per Share Attributable to Weatherford:
Basic	$0.10	$0.03	$(0.14)	$(0.10)
Diluted	$0.10	$0.03	$(0.14)	$(0.10)

Weighted Average Shares Outstanding:
Basic	777	773	776	771
Diluted	784	779	776	771

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)

	Three Months Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Net Revenues:
North America	$1,814	$1,659	$1,610	$1,572	$1,597
Middle East/North Africa/Asia	808	754	781	821	819
Europe/SSA/Russia	644	750	664	688	691
Latin America	611	548	541	657	713
Total Net Revenues	$3,877	$3,711	$3,596	$3,738	$3,820

	Three Months Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Operating Income (Expense):
North America	$292	$252	$201	$216	$215
Middle East/North Africa/Asia	76	73	54	50	69
Europe/SSA/Russia	140	126	54	47	103
Latin America	90	68	93	62	115
Research and Development	(72)	(75)	(69)	(63)	(65)
Corporate Expenses	(45)	(45)	(47)	(58)	(45)
Long-Lived Asset and Goodwill Impairment	4	(268)	—	—	—
Restructuring and Exited Business Charges	(175)	(86)	(84)	—	—
Gain on Sale of Businesses	38	—	—	16	—
Other Items	(30)	(20)	(72)	(320)	(153)
Total Operating Income (Expense)	$318	$25	$130	$(50)	$239

	Three Months Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	2,238	2,202	2,164	2,307	2,330
Completion and Production (b)	1,639	1,509	1,432	1,431	1,490
Total Product Service Line Revenues	$3,877	$3,711	$3,596	$3,738	$3,820

	Three Months Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Depreciation and Amortization:
North America	$108	$107	$107	$106	$108
Middle East/North Africa/Asia	98	103	102	104	101
Europe/SSA/Russia	54	76	72	78	69
Latin America	61	64	64	69	71
Research and Development and Corporate	6	5	6	6	3
Total Depreciation and Amortization	$327	$355	$351	$363	$352

(a)
Formation Evaluation and Well Construction includes Controlled Pressure Drilling and Testing, Drilling Services, Tubular Running Services, Drilling Tools, Integrated Drilling, Wireline Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)
Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services. In September 2014, we completed the sale of our pipeline and specialty services business.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Operating Income:
GAAP Operating Income	$318	$25	$239	$473	$573
Long-Lived Asset and Goodwill Impairment	(4)	268	—	264	—
North Africa Restructuring (a)	81	—	—	81	—
Other Restructuring, Exited Businesses and Severance Cost (b)	94	86	20	264	64
Gain on Sale of Businesses	(38)	—	—	(38)	(8)
Legacy Contracts (c)	2	2	107	50	131
U.S. Government Investigation Loss	—	—	—	—	153
Tax Remediation and Restatement Expenses	—	—	8	5	35
Professional Fees and Other (d)	28	18	18	67	47
Total Non-GAAP Adjustments	163	374	153	693	422
Non-GAAP Operating Income	$481	$399	$392	$1,166	$995

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$187	$(122)	$80	$60	$24
Operating Income Adjustments	163	374	153	693	422
Devaluation of Venezuelan Bolivar	—	—	—	—	100
Non-GAAP Income Before Income Taxes	$350	$252	$233	$753	$546

Provision for Income Taxes:
GAAP Provision for Income Taxes	(98)	(11)	(49)	(136)	(74)
Tax Effect on Non-GAAP Adjustments	8	(43)	2	(51)	(38)
Non-GAAP Provision for Income Taxes	$(90)	$(54)	$(47)	$(187)	$(112)

Net Income Attributable to Weatherford:
GAAP Net Income (Loss)	$77	$(145)	$22	$(109)	$(74)
Long-Lived Asset and Goodwill Impairment	(4)	246	—	242	—
North Africa Restructuring (a)	81	—	—	81	—
Restructuring, Exited Businesses and Severance Cost	78	68	17	217	48
Gain on Sale of Businesses	(13)	—	—	(13)	(9)
Legacy Contracts	4	3	113	54	152
U.S. Government Investigation Loss	—	—	—	—	153
Devaluation of Venezuelan Bolivar	—	—	—	—	61
Tax Remediation and Restatement Expenses	—	—	7	4	30
Professional Fees and Other	25	14	18	57	49
Total Charges, net of tax	171	331	155	642	484
Non-GAAP Net Income	$248	$186	$177	$533	$410

Diluted Earnings Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$0.10	$(0.19)	$0.03	$(0.14)	$(0.10)
Total Charges, net of tax	0.22	0.43	0.20	0.82	0.63
Non-GAAP Diluted Earnings per Share	$0.32	$0.24	$0.23	$0.68	$0.53

GAAP Effective Tax Rate (e)	52%	(10)%	61%	226%	308%
Non-GAAP Effective Tax Rate (f)	26%	22%	20%	25%	21%

(a)
Responsive to the recent disruptions in North Africa, principally Libya, the Company incorporated the restructuring of the affected markets into the our overall restructuring plan recognizing in the three months ended September 30, 2014, $67 million in asset impairments, $8 million in severance and $6 million in operating losses related to the exited businesses.

(b)
Other Restructuring, Exited Businesses and Severance Cost includes severance and restructuring costs of $79 million and $59 million for the three months ended September 30, 2014 and June 30, 2014, respectively, associated with our 2014 workforce and cost reduction initiatives, as well as $15 million and $27 million in operating losses related to businesses exited for the three months ended September 30, 2014 and June 30, 2014, respectively. These results are presented in comparison to the severance amounts recognized in the prior periods.

(c)
The revenues associated with the legacy lump sum contracts in Iraq were $76 million, $43 million and $80 million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, and $214 million and $460 million for the nine months ended September 30, 2014 and 2013, respectively.

(d)
Professional Fees and Other, during the three months ended September 30, 2014, includes the cost of our divestiture program, the restatement related investigation and litigation costs and other charges.

(e)	GAAP Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.

(f)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Assets:
Cash and Cash Equivalents	582	$571	$367	$435
Accounts Receivable, Net	3,315	3,340	3,531	3,399
Inventories, Net	3,317	3,365	3,321	3,290
Property, Plant and Equipment, Net	7,460	7,588	7,486	7,592
Goodwill and Intangibles, Net	3,905	4,044	4,013	4,105
Equity Investments	266	262	297	296
Current Assets Held for Sale	240	1,034	1,261	1,311

Liabilities:
Accounts Payable	1,784	1,822	1,879	1,956
Short-term Borrowings and Current Portion of Long-term Debt	1,715	2,404	2,283	1,653
Long-term Debt	7,004	7,021	7,039	7,061
Current Liabilities Held for Sale	—	189	236	238

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 9/30/2014:
Net Debt at 6/30/2014			$(8,854)
Operating Income			318
Depreciation and Amortization			327
Capital Expenditures			(383)
Restructuring Charges			138
Increase in Working Capital			(121)
Income Taxes Paid			(86)
Interest Paid			(177)
Acquisitions and Divestitures of Assets and Businesses, Net			755
Net Change in Billing in Excess/Costs in Excess			(35)
Other			(19)
Net Debt at 9/30/2014			$(8,137)

Change in Net Debt for the Nine Months Ended 9/30/2014:
Net Debt at 12/31/2013			$(8,279)
Operating Income			473
Depreciation and Amortization			1,033
Capital Expenditures			(1,045)
Long-Lived Asset and Goodwill Impairment			264
Restructuring Charges			138
Increase in Working Capital			(314)
Income Taxes Paid			(291)
Interest Paid			(436)
FCPA / Sanctioned Country Matters Payment			(253)
Acquisitions and Divestitures of Assets and Businesses, Net			795
Proceeds from Sale of Executive Deferred Compensation Treasury Shares			22
Net Change in Billing in Excess/Costs in Excess			(179)
Other			(65)
Net Debt at 9/30/2014			$(8,137)

Components of Net Debt	9/30/2014	6/30/2014	12/31/2013
Cash	$582	$571	$435
Short-term Borrowings and Current Portion of Long-term Debt	(1,715)	(2,404)	(1,653)
Long-term Debt	(7,004)	(7,021)	(7,061)
Net Debt	$(8,137)	$(8,854)	$(8,279)

“Net Debt” is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

Net Debt above excludes $13 million and $4 million of short-term debt classified in current liabilities held for sale at December 2013 and June 2014, respectively.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Nine Months Ended
	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Net Cash Provided by Operating Activities	350	$435	$326	$379	567

Less: Capital Expenditures for Property, Plant and Equipment	(383)	(376)	(365)	(1,045)	(1,211)

Free Cash Flow	$(33)	$59	$(39)	$(666)	$(644)

Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.